February 22, 2010

MainStay Funds Trust
51 Madison Avenue
New York, NY 10010

Re:	MainStay Funds Trust
(File Nos. 811-22321 and 333-160918)

Ladies and Gentlemen:

We have acted as counsel for MainStay Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, and its series (each a “Fund” and collectively the “Funds”), in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of the Funds’ Investor Class, Class A, Class B, Class C, Class I, Class R1, Class R2, Class R3, and Sweep Shares, as applicable, par value $0.001 per share (the “Shares”) of the Funds listed below under the column “Acquiring Funds,” including those Shares to be issued in connection with the reorganization of certain series of Eclipse Funds Inc. and ICAP Funds, Inc. listed below (collectively the “Acquired Funds”) with and into the Acquiring Funds (the “Reorganizations”).  The Reorganizations, pursuant to which each Acquiring Fund will acquire all of the assets and assume all of the liabilities of the corresponding Acquired Fund, will occur pursuant to Agreements and Plans of Reorganization (the “Agreements”) between the Trust, on behalf of the Acquiring Funds, and each of Eclipse Funds Inc. and ICAP Funds, Inc., on behalf of their respective Acquired Funds.

Eclipse Funds Inc. Acquired Funds	Acquiring Funds
130/30 Core Fund	130/30 Core Fund
130/30 Growth Fund	130/30 Growth Fund
130/30 International Fund	130/30 International Fund
Cash Reserves Fund	Cash Reserves Fund
Conservative Allocation Fund	Conservative Allocation Fund
Epoch U.S. All Cap Fund	Epoch U.S. All Cap Fund
Floating Rate Fund	Floating Rate Fund
Growth Allocation Fund	Growth Allocation Fund
Growth Equity Fund	Growth Equity Fund

US  Austin  Boston  Charlotte  Hartford  New York  Newport Beach  Philadelphia  Princeton  San Francisco  Silicon Valley  Washington DC
EUROPE  Brussels  London  Luxembourg  Moscow  Munich  Paris  ASIA  Beijing  Hong Kong

February 22, 2010 Page 2

Indexed Bond Fund	Indexed Bond Fund
High Yield Opportunities Fund	High Yield Opportunities Fund
Intermediate Term Bond Fund	Intermediate Term Bond Fund
Moderate Allocation Fund	Moderate Allocation Fund
Moderate Growth Allocation Fund	Moderate Growth Allocation Fund
Retirement 2010 Fund	Retirement 2010 Fund
Retirement 2020 Fund	Retirement 2020 Fund
Retirement 2030 Fund	Retirement 2030 Fund
Retirement 2040 Fund	Retirement 2040 Fund
Retirement 2050 Fund	Retirement 2050 Fund
S&P 500 Index Fund	S&P 500 Index Fund
Short Term Bond Fund	Short Term Bond Fund
ICAP Funds, Inc. Acquired Funds	Acquiring Funds
ICAP Equity Fund	ICAP Equity Fund
ICAP Global Fund	ICAP Global Fund
ICAP International Fund	ICAP International Fund
ICAP Select Equity Fund	ICAP Select Equity Fund

In connection with the opinions set forth herein, you have provided to us originals, drafts, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: Post-Effective Amendment Number 7 under the 1933 Act to the Registration Statement; a draft of the Agreements; the Declaration of Trust of the Trust dated April 8, 2009; and the By-Laws of the Trust dated April 8, 2009 (the “By-Laws”).  We have assumed that the By-Laws have been duly adopted by the Board of Trustees of the Trust (the “Trustees”).  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Acquiring Funds on which we have relied for the purposes of this opinion are true and correct, and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

February 22, 2010 Page 3

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust’s Declaration of Trust, proposed to be sold or issued pursuant to Post-Effective Amendment Number 7 to the Registration Statement, as made effective by the Securities and Exchange Commission, including those Shares to be issued pursuant to the Agreement, will have been validly authorized and, when issued in accordance with the terms of such Post-Effective Amendment Number 7 to the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment Number 7 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States.  We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.  The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment Number 7 to the Registration Statement, and to the use of our name in the Funds’ prospectuses and Statement of Additional Information to be included in Post-Effective Amendment Number 7 to the Registration Statement, unless and until we revoke such consent.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP